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                                                                       EXHIBIT 5

                         [MARTIN E. SIMMONS LETTERHEAD]


                                October 13, 1995


First American Corporation
First American Center
Nashville, TN 37237


           Re: 3,910,684 shares of the Common Stock, $5.00 Par Value Per Share, of First American Corporation ("FAC")


Gentlemen:


     The undersigned has participated in the preparation of a registration statement on Form S-4 (the "Registration Statement") for filing with the Securities and Exchange Commission with respect to shares of FAC's Common Stock (the "Shares") which may be exchanged and issued by FAC pursuant to the terms and conditions of an Agreement and Plan of Reorganization dated as of May 17, 1995 and amended as of October 11, 1995, and a related Agreement and Plan of Merger and Combination by and between Charter Federal Savings Bank and FAC ("the Agreement").


     For purposes of rendering the opinion expressed herein, the undersigned has examined FAC's charter and all amendments thereto; FAC's bylaws and amendments thereto; the Agreement and such of FAC's corporate records as the undersigned has deemed necessary and material to rendering the undersigned's opinion. The undersigned has assumed that all documents examined by the undersigned as originals are authentic, that all documents submitted to the undersigned as photocopies are exact duplicates of original documents, and that all signatures on all documents are genuine.

     Further, the undersigned is familiar with and has supervised all corporate action taken in connection with the authorization of the issuance of the subject securities pursuant to the Agreement.

     Based upon and subject to the foregoing and subsequent assumptions, qualifications and exceptions, it is the undersigned's opinion that the Shares have been duly authorized and when issued by FAC in accordance with the Agreement, the Shares will be legally issued, fully paid and nonassessable.

     The opinion expressed above is limited by the following assumptions, qualifications and expectations:

          (a) The undersigned is licensed to practice law only in the States of Tennessee and Virginia, and expresses no opinion with respect of the effect of any laws other than those of the State of Tennessee and the United States of America.

          (b) The opinion stated herein is based upon the statutes, regulations, rules, court decisions and other authorities existing and effective as of the date of this opinion, and the undersigned undertakes no responsibility to update or supplement said opinion in the event of or in response to any subsequent changes in the law or said authorities, or upon the occurrence after the date hereof of events or circumstances that, if occurring prior to the date hereof, might have resulted in different opinion.

          (c) This opinion has been rendered solely for the benefit of First American Corporation and no other person or entity shall be entitled to rely hereon without the express written consent of the undersigned.

          (d) This opinion is limited to the legal matters expressly set forth herein, and no opinion is to be implied or inferred beyond the legal matters expressly so addressed.
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First American Corporation

October 13, 1995

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     The undersigned hereby consents to the undersigned being named as a party rendering a legal opinion under the caption "Legal Opinion" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as well as all state regulatory bodies and jurisdictions where qualification is sought for the sale of the subject securities.

     The undersigned is an officer of and receives compensation from FAC and is therefore not independent from FAC.

                                          Sincerely yours,

                                          /s/  Martin E. Simmons
                                          Martin E. Simmons